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                                                                  Exhibit (h)(5)

                        FORM OF ADMINISTRATION AGREEMENT

         AGREEMENT made this ___ day of November, 2000 between ING Funds Trust (the "Fund"), a Delaware business trust, and ING Pilgrim Group, Inc. (the "Administrator"), a Delaware corporation.

         WHEREAS, the Fund is an open-end management investment company of the series type registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Fund desires to avail itself of the services of the Administrator for the provision of administrative services for the Fund; and

         WHEREAS, the Administrator is willing to render such services to the Fund;

         NOW, THEREFORE, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties as follows:

         1. Appointment. The Fund hereby appoints the Administrator, subject to the direction of the Board of Trustees, for the period and on the terms set forth in this Agreement, to provide administrative services, as described herein, with respect to the Fund. The Administrator accepts such appointment and agrees to render the services set forth herein.

         2. Services of the Administrator. Subject to the general supervision of the Board of Trustees of the Fund, the Administrator shall provide the following administrative services:

         (a) Provide coordination among the investment adviser, custodian, transfer agent, dividend disbursing agent, and portfolio accounting agent, accountants, attorneys, and other parties performing services or operational functions for the Fund;

         (b) Arrange for meetings of the Fund's Board of Trustees and, in connection therewith, provide the Board with necessary or appropriate information for its meetings;

         (c) Provide non-investment related statistical and research data and such other reports, evaluations and information as the Funds may reasonably request from time to time;

         (d) Render to the Board of Trustees of the Fund such periodic and special reports as the Board may reasonably request;

         (e) Make available its officers and employees to the Board of Trustees and officers of the Fund for consultation and discussions regarding the administration of the Fund and the services provided to the Fund under this Agreement;
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         (f)      Develop and implement, if appropriate, management and
shareholder services designed to enhance the value or convenience of the Fund as an investment vehicle; and

         (g) Respond to inquiries from shareholders or their agents or representatives relating to the Fund in accordance with normal mutual fund industry standards, concerning, among other things, account information, or referring any such inquiries to the Fund's officers, distributor, or transfer agent.

         3. Conformity with Applicable Law. The Administrator, in the performance of its duties and obligations under this
Agreement, shall act in conformity with the Registration Statement of the Fund and with the instructions and directions of the Board of Trustees of the Fund and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

         4. Exclusivity. The services of the Administrator to the Fund under this Agreement are not to be deemed exclusive, and the Administrator, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) and to engage in other activities, so long as its services hereunder are not impaired thereby.

         5. Expenses. Nothing in this agreement shall be deemed to inhibit the Fund or its officers from engaging, at the expense of the Fund, other persons to assist in providing administrative services to the Fund including, but not limited to, accounting agents, recordkeeping agents, proxy solicitation agents, attorneys, accountants, consultants and others. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its activities under this Agreement, except such expenses as are assumed by the Fund under this Agreement and such expenses as are assumed by the investment adviser pursuant to an Investment Management Agreement. The Fund shall be responsible for all of the other expenses of its operations, including, without limitation, the administration fee payable hereunder; advisory fees; brokerage commissions; interest; legal fees and expenses of attorneys; fees of auditors, transfer agents and dividend disbursing agents, custodians and shareholder servicing agents; fees of accountants and accounting services; the expense of obtaining quotations for calculating the Fund's net asset value; taxes, if any, and the preparation of the Fund's tax returns; cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares; expenses of registering and qualifying shares of the Fund under federal and state laws and regulations; salaries of personnel involved in placing orders for the execution of the Fund's portfolio transactions; expenses of printing and distributing reports, notices and proxy materials to existing shareholders; expenses of printing and filing reports and other documents filed with governmental agencies; expenses in connection with shareholder and director meetings; expenses of printing and distributing prospectuses and statements of additional information to existing shareholders; fees and expenses of Trustees of the Fund who are not "interested persons" of the Fund as that term is defined in the Investment Company Act of 1940; trade association dues; insurance premiums; and extraordinary expenses such as litigation expenses. To the extent the Administrator incurs any costs or performs any

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services which are an obligation of the Fund, as set forth herein, the Fund shall promptly reimburse the Administrator for such costs and expenses. To the extent the services for which the Fund is obligated to pay are performed by the Administrator, the Administrator shall be entitled to recover from the Fund only to the extent of its costs for such services.

         6. Compensation. For the services provided by the Administrator pursuant to this Agreement, the Fund will pay to the Administrator the annual fee set forth in Schedule A hereto.

         7. Liability of the Administrator. The Administrator may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Administrator nor its stockholders, officers, directors, employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Administrator's duties, or by reason of reckless disregard of the Administrator's obligations and duties under this Agreement. The liability incurred by the Administrator pursuant to this paragraph 7 in any year shall be limited to the revenues of the Administrator derived from the Fund in that fiscal year of the Fund. The Administrator shall look solely to the Fund property for satisfaction of claims of any nature against the Fund or a trustee, officer, employee or agent of the Fund arising in connection with the affairs of the Fund.

         8. Continuation and Termination. This Agreement shall become effective on the date first written above, subject to the condition that the Fund's Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Administrator, shall have approved this Agreement. Unless terminated as provided herein, the Agreement shall continue in full force and effect for two (2) years from the effective date of this Agreement, and shall continue from year to year thereafter so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Fund, including a majority of the Board of Trustees of the Fund who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Fund or the Administrator.

         This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the Board of Trustees of the Fund on sixty (60) days' written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, on sixty (60) days' written notice to the Fund.

         9. Limitation of Liability of Trustees. Notice is hereby given that this Agreement is executed by an officer of the Fund on behalf of the Trustees of the Fund, as Trustees and not individually, and that the obligations of this Agreement with respect to the Fund shall be binding upon the assets and the properties of the Fund only and shall not be binding

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upon the assets or properties of the Trustees, officers, employees, agents or shareholders of the Fund individually.

         10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

         11.      Applicable Law.

         (a) This Agreement shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rules or order of the SEC thereunder.

         (b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

         (c) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.


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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                       ING FUNDS TRUST


                                       By:
                                          ------------------------------

                                       ------------------------------
                                       Title


                                       ING PILGRIM GROUP, INC.


                                       By:
                                          ------------------------------

                                       ------------------------------
                                       Title


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                                   SCHEDULE A

Administrative Fee

0.10% of the Fund's average daily net assets of the following series of the ING Funds Trust:

                           ING Intermediate Bond Fund
                            ING High Yield Bond Fund
                           ING International Bond Fund
                        ING National Tax-Exempt Bond Fund
                            ING Large Cap Growth Fund
                            ING Growth & Income Fund
                             ING Mid Cap Growth Fund
                            ING Small Cap Growth Fund
                           ING Global Brand Names Fund
                          ING International Equity Fund
                        ING Emerging Markets Equity Fund
                            ING European Equity Fund
                          ING Tax Efficient Equity Fund
                                 ING Focus Fund
                     ING Global Information Technology Fund
                           ING Global Real Estate Fund
                                ING Internet Fund
                    ING National Tax-Exempt Money Market Fund
                         ING Global Communications Fund
                              ING Internet Fund II



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